================================================================================

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1998
                                                  REGISTRATION NO. 333-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                          OCWEN ASSET INVESTMENT CORP.
            --------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


               VIRGINIA                                6798                                   65-0736120
------------------------------------    ------------------------------------    ------------------------------------
     (State or other Jurisdiction            (Primary Standard Industrial                  (I.R.S. Employer
     Incorporator or organization)           Classification Code Number)                Identification Number)


                          1675 PALM BEACH LAKES BLVD.
                         WEST PALM BEACH, FLORIDA 33401
                                 (561) 682-8000
            --------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)

                                WILLIAM C. ERBEY
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          OCWEN ASSET INVESTMENT CORP.
                          1675 PALM BEACH LAKES BLVD.
                         WEST PALM BEACH, FLORIDA 33401
                                 (561) 682-8000
            --------------------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agents for service)

                                    COPY TO:
                            GERARD L. HAWKINS, ESQ.
                            KENNETH B. TABACH, ESQ.
                     ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                             734 15TH STREET, N.W.
                             WASHINGTON, D.C. 20005

        Approximate Date of Commencement of Proposed Sale to the Public:
 From time to time after the effective date of this Registration Statement, as determined by market conditions.

        If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                     AMOUNT       PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
       TITLE OF EACH CLASS OF SECURITIES             TO BE         OFFERING PRICE         AGGREGATE         REGISTRATION
              TO BE REGISTERED(1)                REGISTERED(2)      PER UNIT(2)       OFFERING PRICE(2)(3)      FEE
-----------------------------------------------------------------------------------------------------------------------
Debt Securities, Preferred Stock, par value
$0.01 per share, Common Stock, par value
$0.01 per share, and Warrants(4)                $250,000,000 (5)     100% (5)          $250,000,000            $73,750
=======================================================================================================================

---------------
(1) This Registration Statement also covers delayed delivery contracts which may be issued by the Registrant under which the counterparty may be required to purchase Debt Securities, Preferred Stock, Common Stock or Warrants. Such contracts would be issued with the Debt Securities, Preferred Stock, Common Stock and/or Warrants. In addition, any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) In no event will the aggregate maximum offering price of all securities issued under this Registration Statement exceed $250,000,000 (or the equivalent thereof in one or more foreign currencies or composite currencies) or, if any Debt Securities are issued with original issue discount, such greater amount as shall result in proceeds of not more than $250,000,000 to the Registrant.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(4) There is also being registered hereunder (i) an indeterminate number of shares of Common Stock and Preferred Stock as may be issued upon the exercise of the Warrants, (ii) an indeterminate number of shares of Common Stock and Preferred Stock as may be issued in exchange for, or upon conversion of, the Debt Securities and an indeterminate number of shares of Common Stock as may be issued in exchange for, or upon conversion of, the Preferred Stock. No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, Debt Securities, Preferred Stock and/or Warrants registered hereunder.

(5) Not applicable pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended.

                           -----------------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1998

PROSPECTUS
                          OCWEN ASSET INVESTMENT CORP.

                                  $250,000,000

          DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK AND WARRANTS

        Ocwen Asset Investment Corp. (the "Company"), a Virginia corporation that has elected to be taxed as a real estate investment trust ("REIT") for federal income tax purposes, may from time to time offer in one or more series its debt securities (the "Debt Securities"), shares of its preferred stock, par value $.01 per share (the "Preferred Stock"), shares of its common stock, par value $.01 per share (the "Common Stock"), and warrants to purchase Preferred Stock or Common Stock (the "Warrants"), with an aggregate public offering price of up to $250,000,000 (or its foreign currency equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Stock, Common Stock and Warrants (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

        The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, ranking, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion into Preferred Stock or Common Stock, covenants and any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Common Stock, any public offering price; and (iv) in the case of Warrants, the number and terms thereof, the designation and number or amount of Preferred Stock or Common Stock issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust REIT for federal income tax purposes.

        The applicable Prospectus Supplement also will contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

        The Securities may be offered directly, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Securities.

        The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "OAC."

        SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMPANY.

                               -----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
                 EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF THE SECURITIES UNLESS
                    ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                               -----------------

                         The date of this Prospectus is __________ __, 1998.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied at prescribed rates at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. If available, such reports and other information also may be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's web site on the Internet (http://www.sec.gov). The Common Stock is traded on the NYSE and, consequently, such reports, proxy statements and other information also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Company pursuant to Section 13 of the Exchange Act are incorporated by reference in this Prospectus:

         (a)  Annual Report on Form 10-K for the year ended December 31, 1997;

         (b) Quarterly Reports on Form 10-Q for the three months ended March 31, 1998 and June 30, 1998;

         (c) Current Reports on Form 8-K dated January 26, 1998, February 6, 1998, March 19, 1998, April 8, 1998 (as amended on June 12, 1998), May
         7, 1998, June 18, 1998, July 16, 1998, July 24, 1998, August 6, 1998
         (as amended on September 15, 1998), September 17, 1998 and September 22, 1998; and

         (d)  Form 8-A, filed on April 21, 1998.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of all securities to which this Prospectus relates shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any Prospectus Supplement relating to a specific offering of Securities, or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement.

         As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Investor Relations, Ocwen Asset Investment Corp., 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401, telephone (561) 682- 8400.

                                  THE COMPANY

GENERAL

         The Company is a hybrid REIT based in West Palm Beach, Florida which specializes in investments in real estate and real estate-related assets. The Company was incorporated in Virginia on January 22, 1997 and was capitalized on May 19, 1997 with $283.7 million of net proceeds from the initial public offering (the "Initial Public Offering") of its Common Stock. The Company is externally managed and advised by Ocwen Capital Corporation (the "Manager"), which is a Florida corporation and a wholly-owned subsidiary of Ocwen Financial Corporation ("Ocwen Financial"), a Florida corporation and a diversified financial services company that is primarily engaged in the acquisition, servicing and resolution of subperforming and nonperforming residential and commercial mortgage loans and other servicing - intensive assets and in diverse mortgage lending activities.

         The Company generally seeks opportunistic investments that capitalize on inefficiencies in the real estate and mortgage markets and leverage the operating infrastructure of the Manager. Such investments consist primarily of
(i) subordinate and residual interests in collateralized mortgage obligations and other mortgage-backed securities (collectively, "mortgage-related securities") and (ii) underperforming or otherwise distressed commercial and multifamily real property, including properties acquired by mortgage lenders at foreclosure or through deed-in-lieu thereof. The Company believes that these investment activities complement each other from both a cash flow and a tax planning perspective. Generally, distressed commercial real estate can provide significant long-term upside potential after the assets are repositioned, while providing modest yields during the repositioning process. Furthermore, taxable income during the holding period generally would be less than both cash flow and funds from operations ("FFO"), which does not recognize depreciation and amortization of real estate assets as operating expenses or include gains (losses) from debt restructuring and sales of property. In contrast, subordinate and residual interests in mortgage-related securities, which generally are unrated or rated below investment grade by one or more credit rating agencies, generally can provide significant current period income to balance the often initially lower yield from repositioning real estate assets. Further, taxable income from subordinate and residual interests would generally exceed FFO and cash flow in the early years of the investment.

         The Company also invests, by way of purchase and origination, in other real estate-related assets, including (i) commercial, multifamily and single-family mortgage loans, including construction and renovation loans and mezzanine loans, which comprise the Company's loan portfolio, and (ii) nonperforming and subperforming mortgage loans, which generally are purchased at a discount to their unpaid principal amount and comprise the Company's discount loan portfolio.

STRATEGY OF THE COMPANY

         The Company's general strategy for investment is to take advantage of the expertise of the Manager and its affiliates, particularly Ocwen Federal Bank FSB (the "Bank"), a wholly-owned subsidiary of Ocwen Financial, in acquiring, servicing and resolving nonperforming and subperforming loans and investments in real estate, as well as in the origination and servicing of other servicing-intensive assets, such as construction and renovation loans. See "-- The Manager and Ocwen Financial" below. The Company draws on this expertise in part by primarily investing in mortgage-related securities under circumstances in which, among other things, the Company can control the foreclosure process and appoint the Bank as special service of the defaulted loans which back the securities purchased by the Company. Moreover, the Company generally acquires subordinate and residual interests in mortgage-related securities in privately-negotiated transactions, which allows the Manager to utilize its expertise to perform due diligence on the underlying mortgage loans as well as the underlying real estate prior to purchase, thus mitigating certain risks associated with purchasing below investment grade subordinate and residual interests. The Manager also provides the Company with substantial expertise in connection with its investments in distressed real estate and other real estate- related assets.

STRUCTURE OF THE COMPANY

         The Company conducts its business primarily through Ocwen Partnership, L.P. (the "Operating Partnership"), a Virginia limited partnership, and its other subsidiaries. Ocwen General, Inc. (the "General Partner"), a Virginia corporation and a wholly-owned qualified REIT subsidiary of the Company, is the general partner of and controls the Operating Partnership. In addition, as of June 30, 1998, Ocwen Limited, Inc. (the "Original Limited Partner"), a Virginia corporation and a wholly-owned qualified REIT subsidiary of the Company, owned approximately a 90.4% limited partnership interest in the Operating Partnership. The remaining limited partnership interests in the Operating Partnership are held by Ocwen Financial through Investors Mortgage Insurance Holding Company ("IMIHC"), a wholly-owned subsidiary of Ocwen Financial.

         The relationship among the Company, the Operating Partnership, the General Partner and the Original Limited Partner is commonly referred to as an umbrella partnership REIT (or "UPREIT") structure. In this structure, the Company holds the same number of units in the Operating Partnership (through the General Partner and the Original Limited Partner) as the number of shares of Common Stock which the Company has issued and outstanding. As a result, any additional units issued by the Operating Partnership share ratably with the Common Stock of the Company in any distributions made by the Operating Partnership. The benefit of this structure is that owners of real estate assets may transfer them to the UPREIT while deferring the recognition of the built-in gain for tax purposes. See "Operating Partnership Agreement."

THE MANAGER AND OCWEN FINANCIAL

         The Company's business and investment affairs are managed by the Manager, a wholly-owned subsidiary of Ocwen Financial. Ocwen Financial has been actively involved since its formation in 1988 in the real estate and mortgage markets and brings significant expertise to the Company in acquiring and managing distressed real estate and real estate-related assets. Since commencing its business of acquiring and resolving subperforming and nonperforming mortgage loans in mid-1991, Ocwen Financial has acquired over $6.2 billion aggregate principal amount of distressed single-family residential, multifamily and commercial real estate loans and currently ranks (based on 1997 and 1996 loan acquisition volumes) as the largest purchaser of domestic distressed residential and commercial real estate loan portfolios in the United States. These activities have given the Bank substantial expertise in resolving defaulted mortgage loans and managing the residential and commercial real estate which it may acquire in connection with resolving such loans. The Bank also services mortgage loans for others on a fee basis. These services include (i) special servicing, which generally involves asset management and resolution services with respect to defaulted mortgage loans within a pool of mortgage loans and with respect to the management and disposal of foreclosed properties, (ii) primary servicing, which involves the monitoring of assets and collection and distribution of cash flow with respect to a pool of mortgage loans and also may include special servicing functions, and (iii) sub-servicing, which generally involves performing primary servicing and/or special servicing functions for a master service through a sub-servicing arrangement. The Bank believes that it is currently the leading service of defaulted mortgage loans in the United States.

         The Company's relationship with Ocwen Financial provides a number of advantages. First, Ocwen Financial's primary operating subsidiary, the Bank, is a leading service of problem loans and distressed real estate. As a result, the Company is able to benefit from Ocwen Financial's experience in managing and repositioning underperforming real estate and real estate-related assets. In addition, these strengths also enhance the Company's ability to invest in subordinate and residual interests in circumstances in which the Company acquires the right to control the foreclosure process and appoint the Bank as special service of the underlying loans. Second, the Company benefits from Ocwen Financial's technology and proprietary software applications, which include asset acquisition, loss mitigation and default management systems. Third, the Company's relationship with Ocwen Financial provides it with access to markets, positive name recognition and the opportunity to co-bid on transactions with Ocwen Financial. And finally, the Company's relationship with Ocwen Financial generally allows the Company to leverage the substantial infrastructure and expertise which has been developed by Ocwen Financial in connection with its substantial and diverse experience in dealing with real estate and real estate-related investments.

         The Company attempts to minimize potential conflicts of interest between it and the Manager and its affiliates, which also invest in real estate related investments, by assigning investments by asset class. In this regard, the management agreement between the Company and the Manager (the "Management Agreement") gives the Company the first option to invest in subordinate and residual interests collateralized by loans originated by third parties and distressed real estate. The Company also seeks to minimize potential conflicts of interest by maintaining a majority of directors who are independent of the Manager and its affiliates.

         Ocwen Financial is a registered savings and loan holding company subject to regulation by the Office of Thrift Supervision ("OTS"). The Bank is subject to regulation by the OTS, as its chartering authority, and by the Federal Deposit Insurance Corporation, which insures the Bank's deposits up to the maximum extent permitted by law.

         Ocwen Financial's executive offices are located at 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401, and the telephone number of its executive offices is (561) 682-8000.

                                  RISK FACTORS

         Prospective investors should carefully review the following factors, as well as the other information contained or incorporated by reference in this Prospectus in connection with an investment in the Securities offered hereby. Certain statements contained herein are not, and certain statements contained in future filings by the Company with the Commission, in the Company's press releases or in the Company's other public or shareholder communications, may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period(s) or by the use of forward-looking terminology such as "anticipate," "believe," "commitment," "consider," "continue," "could," "encourage," "estimate," "update," "whether," "expect," "intend," "in the event of," "may," "plan," "present," "propose," "prospect," "update," "whether," "will," "would," future or conditional verb tenses, similar terms, variations on such terms or negatives of such terms. Although the Company believes the anticipated results or other expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that those results or expectations will be attained. Actual results could differ materially from those indicated in such statements due to risks, uncertainties and changes with respect to a variety of factors, including, but not limited to, international, national, regional or local economic environments (particularly in the market areas where the Company operates), government fiscal and monetary policies (particularly in the market areas where the Company operates), prevailing interest or currency exchange rates, effectiveness of interest rate, currency and other hedging strategies, laws and regulations affecting real estate investment trusts and investment companies (including income and property taxation, access for disabled persons and environmental compliance), uncertainty of foreign laws, competitive products and pricing, competitive conditions (including from competitors that have significantly greater resources than the Company), credit, prepayment, basis, default, subordination and asset/liability risks, loan servicing effectiveness, the ability to identify acquisitions and investment opportunities meeting the Company's investment strategy, the course of negotiations and the ability to reach agreement with respect to the material terms of any particular transaction, satisfactory due diligence results, satisfaction or fulfillment of agreed upon terms and conditions of closing or performance, the timing of transaction closings, acquisitions and the integration of acquired businesses, software integration, development and licensing, the financial and securities markets, the availability of and costs associated with obtaining adequate and timely sources of liquidity, dependence on existing sources of funding, ability to repay or refinance indebtedness at maturity, the Company's ability to generate revenues sufficient to meet debt service payments and other operating expenses, taxable income exceeding cash flow, availability of discount loans for purchase, size of, nature of and yields available with respect to the secondary market for mortgage loans and the market for securizations, allowances for loan losses, geographic concentrations of assets (temporary or otherwise), timely leasing of unoccupied square footage (generally and upon lease expiration), changes in real estate conditions (including liquidity, valuation, revenues, rental rates, occupancy levels and competing properties), adequacy of insurance coverage in the event of a loss, known or unknown environmental conditions, external management, conflicts of interest, Year 2000 compliance, other factors generally understood to affect the real estate acquisitions, mortgage and leasing markets, securities investments and rapid growth companies, and other risks detailed from time to time in the Company's reports and filings with the Commission, including its Registration Statements on Forms S-1, S-3, S-4 and/or S-11 and periodic reports on Forms l0-Q, 8-K and 10-K. Given these uncertainties, readers are cautioned not to place undue reliance on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

MORTGAGE-RELATED SECURITIES RISKS

         The Company invests in subordinate and residual interests in collateralized mortgage obligations ("CMOs"), including CMOs which have qualified as Real Estate Mortgage Investment Conduits ("REMICs") under the Internal Revenue Code of 1986, as amended (the "Code"), as well as other mortgage-related securities, which are subject to the risks set forth below, as well as indirectly to the risks set forth under "-- Real Estate Investment Risks" and "-- Lending Activities Risks."

         Credit and Prepayment Risks from Ownership of Subordinate Interests in Pools of Commercial Mortgage Loans and Subordinate and Residual Interests in Pools of Residential Mortgage Loans. Subordinate and residual interests in mortgage-related securities are subject to risks associated with both the credit quality of the underlying loans and prepayments of such loans. In regard to credit risks, subordinate and residual interests provide credit support to the more senior classes of the mortgage-related securities and include "first loss" unrated, credit support subordinate and residual interests. A "first loss" security is the most subordinated class of a multi-class issuance of pass-through or debt securities and is the first to bear the loss upon a default on the underlying collateral. Such classes are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than more senior, rated classes. Although the market values of most subordinate classes (which includes "first loss" unrated interests) and residual classes tend to react less to fluctuations in interest rate levels than more senior, rated classes, the market values of subordinate and residual classes tend to be more sensitive to changes in economic conditions than more senior, rated classes. As a result of these and other factors, subordinate and residual interests generally are traded less frequently than investment-grade securities and may not provide holders thereof with liquidity of investment.

         The yield to maturity on subordinate and residual interests generally is extremely sensitive to the default and loss experience of the underlying mortgage loans and the timing of any such defaults or losses. Because subordinate and residual interests generally have no credit support, to the extent there are realized losses on the mortgage loans comprising the mortgage collateral for such securities, the Company may not recover the full amount or, indeed, any of its initial investment in such subordinate and residual interests. In this regard, the Company generally emphasizes the purchase of subordinate and residual interests in mortgage-related securities backed by commercial and multifamily real estate loans and by single-family residential loans made to borrowers who, because of prior credit problems, the absence of a credit history or other factors, are unable or unwilling to qualify as borrowers under guidelines established by the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA") for purchases of loans by such agencies ("subprime loans"). Such subordinate and residual interests generally involve more risk than subordinate and residual interests in mortgage-related securities backed by single-family residential loans which conform to the requirements established by FHLMC and FNMA for their purchase by such agencies ("conforming loans") or mortgage-related securities backed by such loans.

         The subordination of subordinate and residual interests to more senior classes may adversely affect the yield on the subordinate and residual interests even if realized losses are not ultimately allocated to such classes. On any payment date, interest and principal generally are paid on the more senior classes before interest and principal are paid with respect to the unrated or non-investment grade credit support classes. Typically, interest deferred on these credit support classes is payable on subsequent payment dates to the extent funds are available, but such deferral may not itself bear interest. Such deferral of interest will affect adversely the yield on the subordinate and residual interests.

         The yield on subordinate interests also will be affected by the rate and timing of payments of principal (including prepayments, repurchase, defaults and liquidations) on the mortgage loans underlying a series of mortgage-related securities. The rate of principal payments may vary significantly over time depending on a variety of factors such as the level of prevailing mortgage loan interest rates and economic, demographic, tax, legal and other factors. Prepayments on the mortgage loans underlying a series of mortgage-related securities are generally allocated to the more senior classes of mortgage-related securities until those classes are paid in full or, in the case of multifamily and commercial real estate loans, until the end of a lock-out period, which is typically five years or more. As a result, the weighted-average lives of the subordinate interests may be longer than would be the case if, for example, prepayments were allocated pro rata to all classes of mortgage-related securities. To the extent that the holder of subordinate interests is not paid compensating interest on interest shortfalls due to prepayments, liquidations or otherwise, the yield on the subordinate interests may be affected adversely.

         The yield to maturity of residuals is very sensitive not only to default losses but also to the rate and timing of prepayments on the underlying loans. Interest amounts otherwise allocable to residuals generally are used to make payments on more senior classes or to fund a reserve account for the protection of senior classes until overcollateralization or the balance in the reserve account reaches a specified level. The yield to maturity of residuals is very sensitive to changes in the weighted average life of such securities, which in turn is dictated by the rate of prepayments on the underlying mortgage loans. In periods of declining interest rates, rates of prepayments on mortgage loans generally increase, and if the rate of prepayments is faster than anticipated, then the yield on the residuals will be negatively affected.

         Interest Rate Risks and Other Risks from Ownership of IOs and Inverse IOs. Although the Company has no intention of acquiring interest only ("IOs") and inverse floating-rate, interest only ("Inverse IOs") classes of mortgage-related securities, it may do so in the future in appropriate circumstances. IOs are classes of mortgage-related securities that are entitled to payments of interest but no (or only nominal) payments of principal. As in the case of subordinate and residual interests, the yield to maturity of IOs and Inverse IOs is very sensitive to prepayments of the underlying mortgage loans. This is particularly the case with respect to IOs backed by single-family residential loans, which generally do not have prepayment penalties and "lock-out" provisions commonly included in multifamily and commercial real estate loans, which are intended to discourage prepayments or prohibit prepayments for specified periods. In order to hedge a portfolio of IOs, the Company may purchase Inverse IOs, which bear interest at a floating rate that varies inversely with (and often at a multiple of) changes in a specified index.

         Subordinate and Residual Interests May Generate Taxable Income Exceeding Cash Flow. Subordinate and residual interests, including residual interests which are designated as REMIC residual interests under the Code, receive cash flow in excess of amounts needed to make payments on other classes of the security or to fund a related reserve account. Cash flow otherwise allocable to subordinate or residual interests is used to protect senior classes of securities from credit losses on the underlying mortgage loans. Moreover, in any given year, the taxable income produced by a subordinate or residual interest may exceed its cash flow. If the Company was deemed to have a substantial amount of such "phantom income" in any particular year, the Company could be required to borrow funds or to liquidate assets in order to meet the REIT distribution requirement for such year.

REAL ESTATE INVESTMENT RISKS

         Value and Revenue of Real Estate are Dependent on Conditions Beyond the Company's Control. Investment in distressed real properties is subject to varying degrees of risk which are generally incident to the ownership of real property. The underlying value of distressed real properties and the Company's income and ability to make distributions to its shareholders are dependent upon the ability of the Manager to operate the distressed real properties in a manner sufficient to maintain or increase revenues in excess of operating expenses and debt service and the ability of the lessee(s) to make rent payments. Revenues may be adversely affected by adverse changes in national or local economic conditions, competition from other properties offering the same or similar services, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements (particularly in older structures), changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, floods, hurricanes and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws and other factors which are beyond the control of the Company. Revenues also may be affected by problems experienced by lessees, which may weaken their financial condition and result in failure to make rental payments when due. At any time, a lessee of the Company's properties may seek the protection of bankruptcy laws, which could result in rejection and termination of the lessee's lease and thereby cause a reduction in cash flow available for distribution to the Company. As a result of the foregoing factors and other factors discussed below, no assurances can be given that the fair market value and/or revenues of the Company's investments in real estate will not decrease in the future.

         Distressed Real Properties May Have Unleased Space or Other Leasing Risks. Distressed real properties may have significant amounts of unleased space or be subject to other leasing risks, which may include the existence of restrictive or below market rents in place. The Company is subject to the risk that a property cannot be leased to the extent necessary to produce sufficient revenue both to meet operating expenses and debt service and to provide a return on the investment. In addition, the Company is and will be subject to the risks that upon expiration, leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. If the Company is unable to promptly relet or renew leases for all or a substantial portion of this space, or if the rental rates upon such renewal or reletting are significantly lower than expected, the Company's cash flow and ability to make payments to holders of Securities could be adversely affected.

         Impact of Competition on Occupancy Levels and Rents Charged. Numerous properties compete with the Company's properties in attracting tenants to lease space. Some of the competing properties may be newer, better located or owned by parties better capitalized than the Company. The number of competitive real estate properties in a particular area could have a material adverse effect on
(i) the ability to lease space in the Company's properties and (ii) the rents charged.

         Illiquidity of Real Estate. Real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio in response to changes in economic or other conditions. In addition, the Code limits a REIT's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties.

         The Company's Insurance Will Not Cover All Losses. The Company maintains comprehensive insurance on each of its distressed real properties, including liability and fire and extended coverage, in amounts sufficient to permit the replacement of the properties in the event of a total loss, subject to applicable deductibles, or in the case of a property acquired by foreclosure or by deed-in-lieu thereof in an amount equal to the lesser of the unpaid principal balance of the loan and actual cash value of the property, dependent upon the status of the property. There are certain types of losses, however, generally of a catastrophic nature, such as earthquakes, floods and hurricanes, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it not feasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to the affected distressed real property. The Company's policy is to secure earthquake insurance equal to the probable maximum loss in areas where appropriate and available. To date, the Company has purchased earthquake insurance in amounts equal to the "probable maximum loss" for all of the properties it has acquired in San Francisco, California. There can be no assurance, however, that such coverage is sufficient or that it will continue to be available upon expiration of the current terms.

         Property Taxes Decrease Returns on Real Estate. Each distressed real property is subject to real and, in some instances, personal property taxes. The real and personal property taxes on properties in which the Company invests may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, the Company's ability to make payments to holders of Securities could be adversely affected.

         Compliance with Americans with Disabilities Act and Other Changes in Governmental Rules and Regulations May Be Costly. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public properties are required to meet certain federal requirements related to access and use by disabled persons. Distressed real properties acquired by the Company may not be in compliance with the ADA. If a property is not, the Company will be required to make modifications to such property to bring it in compliance or face the possibility of an imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the distressed real properties, including changes to building codes and fire and life-safety codes, may occur. If the Company were required to make substantial modifications at the distressed real properties to comply with the ADA or other changes in governmental rules and regulations, the Company's ability to make payments to holders of Securities could be adversely affected. As part of its due diligence process the Company generally engages structural engineers to evaluate ADA compliance for all property purchases and includes in its acquisition budget capital improvement estimates for such work. However, there can be no assurance that such estimates will be sufficient.

         Real Properties with Hidden Environmental Problems Will Increase Costs and May Create Liability for the Company. Operating costs and the value of distressed real property may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Therefore, an environmental liability could have a material adverse effect on the underlying value of a distressed real property, the Company's income and cash available for payments to holders of Securities.

         The Company generally obtains Phase I environmental assessments on all distressed real properties prior to their acquisition by the Company. The purpose of Phase I environmental assessments is to identify potential environmental contamination that is made apparent from historical reviews of the properties, reviews of certain public records, preliminary investigations of the sites and surrounding properties, and screening for the presence of hazardous or toxic substances and underground storage tanks. It is possible, however, that these reports will not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware.

         Real Properties with Known Environmental Problems May Create Liability for the Company. The Company may invest in real estate with known environmental problems that materially impair the value of the real estate, either directly or indirectly through the acquisition of mortgage loans and mortgage-related securities. If so, the Company generally intends to take certain steps to limit its liability for such environmental problems, such as creating a special purpose entity to own such real estate. Despite these steps, there are risks associated with such an investment. The Company's policy is to limit its investments in environmentally distressed real property to no more than 10% of the Company's total assets.

LENDING ACTIVITIES RISKS

         Greater Risks of Loss from Multifamily, Commercial and Construction Lending Activities. The Company originates and acquires loans secured by existing commercial real estate or multifamily real estate, including loans that are subordinate to first liens on such real estate. Loans with higher loan-to-value ratios, including loans that are subordinate to first liens on real estate, are subject to greater risks of loss than lower loan-to-value ratio first lien mortgage loans. An overall decline in the real estate market could adversely affect the value of the property securing the loans such that the aggregate outstanding balance of the loan made by the Company and the balance of the more senior loan on the property exceed the value of the property. The Company may, in some cases, seek to mitigate this risk by providing a mezzanine loan to the entity that owns a property, secured by a controlling equity interest in such owner, so that, in the event of a default, the Company can take over the management of the property and seek to reduce the amount of losses. There can be no assurance, however, that the Company will be able to do so. Alternatively, the mezzanine loans could take the form of a preferred equity investment in a single purpose entity.

         The Company also originates loans for the construction or rehabilitation of commercial and multifamily real estate. Multifamily and commercial real estate lending, particularly construction and rehabilitation lending, is generally considered to involve a higher degree of risk than single-family residential lending because of a variety of factors, including generally larger loan balances, dependency on successful completion or operation of the project for repayment, difficulties in estimating construction costs and loan terms that often require little or no amortization of the loan over its term (typically five years) and, instead, provide for a balloon payment at stated maturity. Furthermore, mezzanine loans, which are subordinate to a senior loan or loans, and construction loans generally have higher loan-to-value ratios than conventional loans. Although the borrower generally will have an equity investment of 10% to 15% of total project costs, such equity may not be sufficient to protect the Company's investment in these higher-yielding loans.

         Default Risks Associated with Distressed Mortgage Loans. Nonperforming and subperforming mortgage loans may presently be in default or may have a greater than normal risk of future defaults and delinquencies, as compared to newly-originated, high-quality loans of comparable type, size and geographic concentration. Returns on an investment of this type depend on the borrower's ability to make required payments or, in the event of default, the ability of the loan's service to foreclose and liquidate the mortgage loan. There can be no assurance that the service can liquidate a defaulted mortgage loan successfully or in a timely fashion.

         Allowances for Loan Losses. Future additions to the allowance for loan losses established by the Company for potential losses on its loan and discount loan portfolios may be necessary due to changes in economic conditions, increases in loans and discount loans and the performance of the Company's loan and discount loan portfolios. Increases in the Company's provisions for losses on loans would adversely affect the Company's results of operations.

FINANCING RISKS

         Inability to Repay or Refinance Indebtedness at Maturity. The Company is subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that any indebtedness will not be able to be refinanced or that the terms of any such refinancing will not be as favorable as the terms of current indebtedness. If the Company's indebtedness cannot be refinanced at maturity, extended or paid with proceeds from the issuance of additional debt or equity securities on terms reasonably satisfactory to the Company, the Company's cash flow may not be sufficient in all years to pay distributions at expected levels and to repay all maturing debt. Moreover, these risks may be greater because of the Company's current and possible future reliance on shorter-term financing. Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates, the interest expense relating to such refinanced indebtedness would increase, adversely affecting the Company's cash flow and the amounts available for payments to holders of Securities.

         Incurrence of Additional Indebtedness. The Company may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its indebtedness and in guidelines adopted by the Board of Directors for the Company's operations, which currently provide that the ratio of the Company's overall Indebtedness to its Equity will not exceed four to one. "Indebtedness" for this purpose includes only full recourse debt of the Company and excludes any debt issued in a securitization transaction or otherwise for which recourse is limited to a fixed pool of assets; "Equity" for this purpose excludes any assets pledged to secure limited recourse debt. The Company's ability to incur additional indebtedness depends upon, among other things, the amount of its unencumbered assets, which is linked to prevailing interest rates, and changes in the credit quality of encumbered assets underlying existing indebtedness. If the Company became more highly leveraged, its debt service could increase to a level that could adversely affect the Company's cash flow and, consequently, the amount available for payments to holders of Securities, as well as increase the risk of default on the Company's indebtedness.

         Need for Additional Financing. The Company's ability to execute its business strategy depends to a significant degree on its ability to obtain additional indebtedness and equity capital. Factors which could affect the Company's access to the capital markets, or the costs of such capital, include changes in interest rates, general economic conditions and the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects. Each of these factors is to a large extent subject to economic, financial, competitive and other factors beyond the Company's control.

POTENTIAL ADVERSE EFFECTS OF CHANGES IN INTEREST RATES AND OTHER ECONOMIC CONDITIONS

         Potential Adverse Effects of Changes in Interest Rates. The Company's operations are significantly affected by current interest rates, which are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond the control of the Company. Changes in the general level of interest rates can affect the Company's net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities, by affecting the spread between the Company's interest-earning assets and interest-bearing liabilities. Changes in the level of interest rates also can affect, among other things, the ability of the Company to originate and acquire loans, the value of the Company's mortgage-related securities and other interest-earning assets and its ability to realize gains from the sale of such assets. See "-- Mortgage-Related Securities Risks."

         Potential Adverse Effects of Interest Rate Hedging Strategies. The Company may utilize a variety of financial instruments, including interest rate swaps, caps, floors and other interest rate exchange contracts, in order to limit the effects of interest rates on its operations. The use of these types of derivatives to hedge interest-earning assets and/or interest-bearing liabilities carries certain risks, including the risk that losses on a hedge position will reduce the funds available for payments to holders of Securities and, indeed, that such losses may exceed the amount invested in such instruments. There is no perfect hedge for any asset or liability, and a hedge may not perform its intended purpose of offsetting losses or increased costs. Moreover, with respect to certain of the instruments used as hedges, the Company is exposed to the risk that the counterparties with which the Company trades may cease making markets and quoting prices in such instruments, which may render the Company unable to enter into an offsetting transaction with respect to an open position. If the Company anticipates that the income from any such hedging transaction will not be qualifying income for REIT income test purposes, the Company may conduct part or all of its hedging activities through a to-be- formed corporate subsidiary that is fully subject to federal corporate income taxation. See "-- Potential Adverse Tax Consequences of Failure to Qualify as a REIT and Other Tax Liabilities." The profitability of the Company may be adversely affected during any period as a result of changing interest rates.

         Potential Effects of Changes in Economic Conditions. The Company's success is dependent upon the general economic conditions in the geographic areas in which a substantial number of its investments are located. Adverse changes in national economic conditions or in the economic conditions of the regions in which the Company conducts substantial business likely would have an adverse effect on real estate values, interest rates and, accordingly, the Company's business. Moreover, earthquakes and other natural disasters could have similar effects. See "-- Real Estate Investment Risks -- The Company's Insurance Will Not Cover All Losses." The Company has substantial investments in real estate located in San Francisco, California (over $150 million as of June 30, 1998, inclusive of a mortgage loan secured by real estate) and, as a result, the Company's performance and its ability to make payments to holders of Securities likely will be dependent to a large extent on the economic conditions in this market area.

INVESTMENTS SUBJECT TO CURRENCY CONVERSION RISKS AND UNCERTAINTY OF FOREIGN LAWS

         The Company may invest in real estate, mortgage loans secured by real estate or mortgage-related securities backed by real estate, located outside the United States. Directly or indirectly investing in real estate located in foreign countries creates risks associated with the uncertainty of foreign laws and markets. Moreover, investments in foreign assets are subject to currency conversion risks. Although Ocwen Financial has only recently commenced investing in foreign real estate and real estate-related assets, the Company believes that Ocwen Financial's experience with distressed assets will be helpful to the management of such assets. The Company's policy is to limit its investments in foreign real estate to no more than 25% of the Company's total assets.

RISKS ASSOCIATED WITH GROWTH

         The Company is currently experiencing a period of rapid growth. The integration of recent acquisitions into existing management and operating structures presents a management challenge. Although the Company believes that the Manager has sufficient management depth to lead the Company through this period of rapid growth, there can be no assurance that the Company will be able to assimilate these recent acquisitions or any further acquisitions into its portfolio without certain operating disruptions and unanticipated costs. The failure to successfully integrate acquisitions could have an adverse effect on the Company's results of operations and financial condition and its ability to make payments to holders of Securities.

COMPETITION

         The Company engages in highly competitive businesses. The acquisition of subordinated interests, distressed real properties and nonperforming and subperforming mortgage loans often is based on competitive bidding. In addition, the Company encounters significant competition in its lending activities. Multifamily residential and commercial real estate lending is highly fragmented with certain large competitors and significant local competition. Many of the Company's competitors are significantly larger than the Company, have established operating histories and procedures, may have access to greater capital and other resources and may have other advantages over the Company in conducting certain businesses and providing certain services.

CHANGES IN POLICIES WITHOUT SHAREHOLDER APPROVAL

         The investment, financing, borrowing and distribution policies of the Company and its policies with respect to all other activities, including growth, debt, capitalization and operations, are determined by the Board of Directors. Although the Board of Directors has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of the Board of Directors without a vote of the shareholders of the Company. In addition, the Board of Directors may change the Company's policies with respect to conflicts of interest, provided that such changes are consistent with applicable legal requirements. A change in these policies could adversely affect the Company's financial condition, results of operations or the market price of its outstanding securities.

POTENTIAL ADVERSE TAX CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT AND OTHER TAX LIABILITIES

         Consequences of Failure to Qualify as a REIT. The Company believes that it has been organized and operated, and intends to continue to operate, so as to qualify as a REIT under the Code, commencing with its short taxable year ended December 31, 1997. There can be no assurance, however, that the Company is now or will continue to be organized or operated in a manner so as to so qualify or remain so qualified. Moreover, qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations and involves the determination of various factual matters and circumstances not entirely within the Company's control. The Company's qualification and taxation as a REIT depends on the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code. No assurances can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Because distributions to shareholders would no longer be deductible in determining taxable income, this treatment would significantly reduce the earnings of the Company available for investment to holders of Securities because of the additional tax liability to the Company for the years involved.

         95% Distribution Requirement and Other Tax Liabilities. The Company must distribute annually at least 95% of its net taxable income (excluding any net capital gains) to avoid corporate income taxation of the earnings that it distributes. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year and (iii) 100% of its undistributed taxable income from prior years.

         The Company intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax for each of its taxable years. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require the Company to borrow funds or sell assets on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company (i) to sell assets in adverse market conditions, (ii) to distribute amounts that represent a return of capital or
(iii) to distribute amounts that would otherwise be spent on future acquisitions, unanticipated capital expenditures, or repayment of debt. Gain from the disposition of any asset held primarily for sale to customers in the ordinary course of business generally will be subject to a 100% tax.

         The Company acquires subordinate and residual interests and other debt obligations that are deemed to have original issue discount ("OID") for federal income tax purposes, which is generally equal to the difference between an obligation's issue price and its redemption price. The Company also acquires subordinate and residual interests and other debt obligations that are deemed to have market discount for federal income tax purposes, which generally is equal to the excess of an obligation's redemption price over the basis of the obligation at the time of purchase. The income generated by such instruments for federal income tax purposes consists of amortization of the OID, the market discount and the coupon interest associated with the instruments. The Company is required to recognize as income each year the portion of the OID and market discount that accrues during that year, which increases the REIT distribution requirement for that year, notwithstanding the fact that there may be no corresponding contemporaneous receipt of cash by the Company. REMIC residual interests also may generate taxable income in excess of cash flow or economic income in any year. In addition, certain taxable income produced by a REMIC residual interest may cause some of the Company's shareholders to suffer certain adverse tax consequences. Consequently, an acquisition by the Company of subordinate and residual interests, other debt obligations that are deemed to have OID or market discount or REMIC residual interests could have the effect of requiring the Company to incur borrowings or to liquidate a portion of its portfolio at rates or times that the Company regards as unfavorable to meet the REIT distribution requirement, notwithstanding that depreciation deductions associated with the Company's distressed real properties help offset the adverse tax effects of the OID and market discount generated by the Company's other holdings.

RISK OF LOSS OF INVESTMENT COMPANY ACT EXEMPTION

         The Company believes that it is not, and intends to conduct its operations so as not to become, regulated as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Under the Investment Company Act, a non-exempt entity that is an investment company is required to register with the Commission and is subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. The Investment Company Act exempts entities that, directly or through majority-owned subsidiaries, are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under current interpretations by the staff of the Commission, in order to qualify for this exemption, the Company, among other things, must maintain at least 55% of its assets in Qualifying Interests and also may be required to maintain an additional 25% in Qualifying Interests or other real estate-related assets. The assets that the Company may acquire therefore may be limited by the provisions of the Investment Company Act. The Company's investments in real estate and mortgage loans generally constitute Qualifying Interests. In addition, the Company believes that subordinate and residual interests in mortgage-related securities constitute Qualifying Interests for purposes of the Investment Company Act when the Company has certain rights regarding foreclosure on the loans which back its interests in such securities.

In this regard, the Company generally emphasizes subordinate and residual interests in mortgage-related securities in which the Company acquires the right to (i) direct the foreclosure upon any defaulted loan which backs such securities and to take all other actions that a service generally may take in connection with a defaulted loan and/or (ii) designate the Bank (or another party) as special service with respect to any defaulted mortgage loan, subject to the Company's right to exercise the rights set forth in clause (i). When such arrangements exist, the Company believes that the related subordinate and residual security constitutes a Qualifying Interest for purposes of the Investment Company Act. Although the Company believes that its assets which are deemed to constitute Qualifying Interests exceed 55% of its total assets and that it has sufficient additional Qualifying Interests or other real estate-related assets so that it is not required to register as an investment company under the Investment Company Act, it does not intend to seek an exemptive order, no-action letter or other form of interpretive guidance from the Commission or staff on this position. If the Commission or its staff were to take a different position with respect to whether the Company's subordinate and residual interests constitute Qualifying Interests, the Company could be required either (a) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have a material adverse effect on the Company, the price of its securities and the ability to make payments to holders of Securities. Further, if it were established that the Company were an unregistered investment company, there would be a risk that the Company would be subject to monetary penalties and injunctive relief in an action brought by the Commission, that the Company would be unable to enforce contracts with third parties and that third parties could seek to obtain recission of transactions undertaken during the period it was established that the Company was an unregistered investment company.

EXTERNAL MANAGEMENT OF THE COMPANY

         The Company is managed by the Manager, subject to the supervision of the Board of Directors of the Company. Thus, the Company is dependent on the services of the Manager and its officers and employees for the success of the Company. Moreover, the Manager's personnel are employees of the Bank, and accordingly, the Company's success depends in part on the continuing ability of Ocwen Financial to hire and retain knowledgeable personnel. This ability may be affected, in turn, by Ocwen Financial's continued financial health. Finally, the Company is subject to the risk that the Manager will terminate the Management Agreement and that no suitable replacement can be found to manage the Company.

         The Manager is a wholly-owned subsidiary of Ocwen Financial, a registered savings and loan holding company that conducts substantial operations through the Bank, a federally-chartered savings bank. Both Ocwen Financial and the Bank are subject to extensive government supervision and regulation, which is intended primarily for the protection of depositors. In addition, each of Ocwen Financial and the Bank are subject to changes in federal and state laws, including changes in tax laws that could materially affect the real estate industry, as well as changes in regulations, governmental policies and accounting principles. Such changes may increase Ocwen Financial's and the Bank's costs of doing business and assist their competitors. Any such added burdens may adversely affect the Manager's ability to carry out its management functions and/or the Bank's ability to provide mortgage loan servicing for the Company, as well as affect the ability of the Manager and its affiliates to enter into other arrangements with the Company.

POTENTIAL CONFLICTS OF INTEREST

         The Company is subject to various potential conflicts of interest arising from its relationship with the Manager and its affiliates, including the following:

         (i) As of June 30, 1998, Ocwen Financial beneficially owned 1,540,000 shares or 8.1% of the outstanding Common Stock, as well as options to purchase 1,912,500 shares of Common Stock. As of the same date, Ocwen Financial also indirectly owned an 8.7% limited partnership interest in the Operating Partnership.

         (ii) Two of the members of the Board of Directors of the Company and all of its officers are employed by the Bank and devote substantial time to the affairs of the Bank and Ocwen Financial.

         (iii) Pursuant to the Management Agreement, the Manager renders management services to the Company for a management fee based on average invested assets, which also benefits the Manager as the asset size of the Company increases, regardless of the performance of the Company's assets. In addition, the incentive portion of the management fee, which is based on the Company's FFO, as adjusted, may create an incentive for the Manager to recommend investments that have greater income potential but are generally more speculative than if the management fee did not include a performance component.

         (iv) Although the Manager has granted to the Company the first option to acquire distressed real estate and subordinate and residual interests backed by loans which were not formerly owned by the Manager and its affiliates, as discussed below, Ocwen Financial, the Bank and other affiliates of the Manager invest in other assets that the Company invests in, including a wide variety of mortgage-related securities and single-family, multifamily and commercial real estate loans, including subperforming and nonperforming loans. The Manager and its affiliates have no obligation to make investment opportunities available to the Company, and as a result, the Company's ability to invest in certain real estate related assets may be limited to the extent that such assets are attractive to Ocwen Financial or one of its affiliates.

         (v) Because they share certain investment strategies, from time to time the Company may acquire assets from Ocwen Financial, the Bank and other affiliates of the Manager and co-participate in investment transactions with these entities.

         The Company and the Manager have taken a number of steps with a view towards protecting the Company and its shareholders from potential conflicts of interest. Significantly, the Company's Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), provide that, except in the case of an unfilled vacancy, a majority of the Board of Directors must be Independent Directors. See "Certain Provisions of Virginia Law and of the Company's Articles and Bylaws - Board of Directors."

         The Independent Directors have established general guidelines for the Company's investments, borrowings and operations (the "Guidelines"). The Independent Directors review transactions engaged in by the Company on a quarterly basis to monitor compliance with the Guidelines and review the Company's investment policies annually. The Independent Directors rely primarily on information provided to them by the Manager in conducting these reviews and do not otherwise participate in the Company's daily operations.

         Pursuant to the Guidelines, any acquisition of assets from or any transactions with the Manager or one of its affiliates must be approved in advance by a majority of the Independent Directors. In making each decision, the Independent Directors consider information provided by the Manager and such other information as they deem appropriate to determine whether the investment is consistent with the Guidelines, whether the price is fair and whether the investment is otherwise in the best interests of the Company.

         Pursuant to the Management Agreement and the Guidelines, the Company has the first option to invest in distressed real estate and subordinate and residual interests collateralized by loans originated by third parties. Therefore, the Manager and its affiliates will not invest in any such particular asset unless a majority of the Independent Directors have decided that the Company should not invest in such particular asset. In deciding whether to invest in such an asset, the Independent Directors may consider, among other factors, whether the asset is well-suited for the Company and whether the Company is financially able to take advantage of the investment opportunity.

         The Management Agreement and the Guidelines also provide that if a large pool of mortgage loans and real estate is offered for sale by a third party pursuant to a competitive bidding process, the Manager or its affiliates may bid on such pool jointly with an unaffiliated entity, as long as the Manager or its affiliates take title only to the loans and not to the real estate. In the alternative, the Manager may, but is not required to, invite the Company to bid jointly on such a pool. If the Manager or its affiliates and the Company, on the one hand, or the Manager or its affiliates and an unaffiliated third party, on the other hand, are successful in such a bid, the Manager will take title to the loans and the

Company or the unaffiliated third party, as the case may be, will take title to the real estate, unless otherwise approved by a majority of the Independent Directors.

         The Management Agreement and the Guidelines also provide that if the Company and the Manager or its affiliates co-participate in a loan, the terms of the participation would be structured so that the Bank would service the loans and retain a market servicing fee, after which the remaining proceeds from the loan would be shared pari passu in accordance with the ownership interests in the loan, unless another arrangement were approved by a majority of the Independent Directors.

         The Management Agreement and the Guidelines do not limit or restrict the right of the Manager or any of its directors, officers, employees or affiliates from engaging in any business or rendering services of any kind to any other person, including the purchase of or rendering advice to others purchasing real estate assets that meet the Company's policies and criteria.

LIMITATIONS ON ACCESS TO CASH FLOW OF SUBSIDIARIES; HOLDING COMPANY STRUCTURE

         The Company conducts its business primarily through the Operating Partnership and its qualified REIT subsidiaries. All of the assets of the Company are held by subsidiaries and all of the Company's operating revenues are derived from the operations of such subsidiaries. Therefore, the Company's ability to make payments or distributions on the Securities is dependent upon earnings of its subsidiaries and the distribution of sufficient funds from its direct and indirect subsidiaries to the Company. The Company's subsidiaries will have no obligation, contingent or otherwise, to make any funds available to the Company for payments or distributions on the Securities and will not be guarantors of the Securities. Moreover, to the extent that assets of the Company held through subsidiaries of the Company secure borrowings incurred by such subsidiaries, the ability of such subsidiaries to declare dividends or make distributions to the Company will be limited.

         Because the Company conducts all of its operations through the Operating Partnership and its qualified REIT subsidiaries, the right of the Company (and therefore the right of the Company's creditors and shareholders) to participate in any distribution of the assets or earnings of its subsidiaries is subject to the prior claims of creditors of such subsidiaries, including any claims of the Company as a creditor to the extent such claims may be recognized.

YEAR 2000 RISK

         The Company believes that the systems of the Manager are capable of functioning from and after the year 2000 without any material additional costs. The ability of third parties with whom the Manager transacts business on behalf of the Company to adequately address their year 2000 issues is outside of the Company's control. There can be no assurance that the failure of the Manager, the Company or such third parties to adequately address their respective year 2000 issues will not have a material adverse effect on the Company.

                                USE OF PROCEEDS

         Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to invest, contribute or otherwise transfer the net proceeds of any sale of Securities to the Operating Partnership, which would use such net proceeds for general business purposes, including the acquisition of subordinate and residual interests in mortgage-related securities, underperforming and otherwise distressed multifamily residential and commercial real estate and other assets in accordance with the Company's strategic objectives. Pending such application, the net proceeds may be invested in short-term, interest-bearing securities which are consistent with the Company's intention to continue to qualify for taxation as a REIT and/or to pay down debt on a temporary basis.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The Company's ratio of earnings to fixed charges for the period from May 14, 1997 to December 31, 1997 was not meaningful and for the six months ended June 30, 1998 earnings were insufficient to cover fixed charges of $7.9 million by $3.9 million. Excluding a non-recurring item, consisting of a $14.0 million mark-to-market loss related to the Company's portfolio of interest-only and inverse interest-only mortgage-related securities backed by single-family residential loans, which was sold by the Company in May 1998, the Company's ratio of earnings to fixed charges for the six months ended June 30, 1998 would have been 2.27. There were no shares of Preferred Stock outstanding during the foregoing periods. Accordingly, the ratio of earnings to combined fixed charges and Preferred Stock dividends is identical to the ratio of earnings to fixed charges.

         For purposes of computing the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before taxes. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization relating to any indebtedness, whether expensed or capitalized.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

         The Debt Securities will be issued under one or more trust indentures (each, as may be supplemented from time to time, an "Indenture") between the Company and one or more trustees (each, a "Trustee") chosen by the Company and qualified to act as Trustee under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture will be subject to and governed by the Trust Indenture Act. A form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and the Indenture relating to any issue of Debt Securities will be available for inspection at the corporate trust office of the Trustee or as described under "Available Information." If Debt Securities are to be issued, a description of their terms (as well as the form of Debt Securities and any supplemental Indenture) will be filed by the Company as an exhibit to a Current Report on Form 8-K and incorporated herein by reference. The statements made under this heading relating to the Debt Securities and the Indentures are summaries of certain anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such Debt Securities.

         When issued, the Debt Securities will be direct obligations of the Company and may rank equally and ratably with other unsecured and unsubordinated indebtedness of the Company, or may be subordinate in right of payment to the prior payment in full of Senior Debt (as defined in the applicable Prospectus Supplement) ("Subordinated Debt Securities"). In addition to the terms of the Indenture and any specific, express terms of the Debt Securities described below, the issuance of the Debt Securities will be limited by, and subject to certain terms of, the Company's other financing facilities.

TERMS

         The applicable Indenture may provide that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to an Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

         The applicable Indenture also may provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the applicable Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated therein, any action described therein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

         Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

         (1)      the title of such Debt Securities and their ranking;

         (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

         (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Common Stock and/or Preferred Stock, or the method by which any such portion shall be determined;

         (4) if convertible, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Common Stock and/or Preferred Stock into which such Debt Securities are convertible;

         (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

         (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

         (7) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the interest payment dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

         (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

         (9) the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

         (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

         (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

         (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

         (13) the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein, and any provisions granting special rights to the holders of such Debt Securities upon the occurrence of events specified in such Prospectus Supplement;

         (14) any provisions for collateral security for repayment of such Debt Securities;

         (15) whether such Debt Securities will be issued in certificated and/or book-entry form;

         (16) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

         (17) whether such Debt Securities will be issued in the form of one or more temporary or permanent global securities and, if so, the terms and conditions, if any, upon which interests in such Debt Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby;

         (18) the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable Indenture;

         (19) the terms, if any, upon which such Debt Securities may be convertible into Common Stock and/or Preferred Stock and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

         (20) whether and under what circumstances the Company will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

         (21) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

         Except as described under "- Merger, Consolidation or Sale" or as may be set forth in any Prospectus Supplement, an Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of the Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company. However, restrictions on ownership and transfers of the Company's capital stock, designed to preserve its status as a REIT, may act to prevent or hinder a change of control of the Company. See "Description of Capital Stock - Restrictions on Ownership and Transfer." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

         Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities other than registered securities issued in global form (which may be of any denomination) shall be issuable in denominations of $1,000 and integral multiples thereof.

         Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the register to be maintained by the Trustee or by wire transfer of funds to such person at an account maintained within the United States.

         Any interest not punctually paid or duly provided for on any interest payment date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder thereof on the applicable record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice whereof shall be given to each holder of such Debt Security not less than 15 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture.

         Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the applicable Trustee. Every Debt Security tendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

         Neither the Company nor any Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of selection; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) register the transfer or exchange of a Debt Security between a record date and the next succeeding interest payment date.

MERGER, CONSOLIDATION OR SALE

         Each Indenture will provide that the Company may not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving corporation), or assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another corporation, person or entity unless (i) the Company is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (ii) if the Company is not the Surviving Entity, the Surviving Entity expressly and unconditionally assumes by supplemental indenture, executed and delivered to the Trustee in form reasonably satisfactory to the Trustee, all obligations of the Company on the Debt Securities under the applicable Indenture; (iii) immediately after such transaction, no event of default under the applicable Indenture exists; (iv) except in the case of a merger of a wholly-owned subsidiary of the Company with or into the Company, the Company or the entity or person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will have a consolidated net worth immediately after the transaction equal to or greater than the consolidated net worth of the Company immediately preceding the transaction; and (v) the Company or the Surviving Entity, as applicable, shall have delivered or caused to be delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition complies with the Indenture and all conditions precedent provided in clauses (i) through (iv) above have been complied with.

CERTAIN COVENANTS

         Existence. Each Indenture will provide that, except as permitted under "- Merger, Consolidation or Sale," the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights, licenses and franchises; provided, however, that the Company shall not be required to preserve any right, license or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not adverse in any material respect to the holders of the Debt Securities.

         Payment of Taxes and Other Claims. Each Indenture will provide that the Company will pay, and will cause each of its subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to holders of the Debt Securities.

         Reports. Each Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

         Additional Covenants. Any additional covenants of the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

         Each Indenture will describe specific "Events of Default" with respect to any series of Debt Securities issued thereunder. Such Events of Default are likely to include (with grace and cure periods): (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series when due and payable, at maturity, upon redemption or otherwise; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance or breach of any other covenant or warranty of the Company contained in the applicable Indenture, continued for 60 days after written notice as provided in the applicable Indenture; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (as defined in the Indenture), or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries (but not including any indebtedness or obligations for which recourse is limited to property purchased), whether such indebtedness or guarantee now exists, or shall be created hereafter, which default is caused by failure to pay principal of or premium, if any, or interest on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a "Payment Default") and the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default, aggregates $10.0 million or more; (f) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgment or judgments remain unpaid, undischarged or unstayed for a period of 60 days, provided that the aggregate of all such undischarged judgments exceeds $10.0 million; (g) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary; and
(h) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each signficant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company.

         If an Event of Default under an Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may declare the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders), provided that in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary, all outstanding Debt Securities of such series will become due and payable without further action or notice. Notwithstanding the foregoing, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if all Events of Default, other than the non-payment of accelerated principal or interest (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the applicable Indenture. Each Indenture also will provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series.

         The applicable Trustee will be required to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if designated officers of such Trustee consider such withholding to be in the interest of such holders.

         The right of any holder to institute a proceeding with respect to an Indenture will be subject to certain conditions precedent, including notice and indemnity to the applicable Trustee, but the holder has an absolute right to receipt of principal of (and premium, if any) and interest on such holder's Debt Security on or after the respective due dates expressed in the Debt Security, and to institute suit for the enforcement of any such payments.

         Subject to provisions in the Indenture relating to its duties in case of default, no Trustee will be under an obligation to exercise any of its rights or powers under such Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the applicable Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, each Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

         Within 90 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by two of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

         Except as provided in the next two succeeding paragraphs, the Indenture for a series of Debt Securities may be amended or supplemented with the consent of the holders of at least a majority in principal amount of such Debt Securities then outstanding, and any existing default or compliance with any provision of the Indenture or such Debt Securities may be waived with the consent of the holders of a majority in principal amount of the then outstanding Debt Securities.

         Without the consent of each holder of a series of Debt Securities affected, an amendment or waiver may not (with respect to any such Debt Securities held by a non-consenting holder): (i) reduce the principal amount of such Debt Securities whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any such Debt Security or alter the provisions with respect to the redemption of such Debt Securities; (iii) reduce the rate or change the time for payment of interest on any such Debt Security; (iv) waive a default in the payment of principal of or premium, if any, or interest on such Debt Securities (except a recission of acceleration of such Debt Securities by the holders of a majority in aggregate principal amount of the Debt Securities and a waiver of the payment default that resulted from such acceleration); (v) make any such Debt Security payable in money other than that stated in the Debt Security; (vi) make any change in the provisions of the Indenture relating to waivers of past defaults or the rights of holders of such Debt Securities to receive payments of principal of or premium, if any, or interest on the Debt Securities; (vii) waive a redemption payment with respect to any such Debt Security; or (viii) make any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of any holder of any series of Debt Securities, the Company and the Trustee may amend or supplement the applicable Indenture or such Debt Securities for any of the following purposes: (i) to cure any ambiguity, defect or inconsistency; (ii) to provide for the assumption of the Company's obligations to holders of such Debt Securities in the case of a merger or consolidation; (iii) to provide for uncertificated Debt Securities of a series; (iv) to make any change that would provide any additional rights or benefits to the holders of such Debt Securities or that does not adversely affect the legal rights under the Indenture of any such holder; (v) to comply with requirements of the Commission in order to maintain the qualification of the Indenture under the Trust Indenture Act; (vi) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company under the Indenture; (vii) to add any additional events of default for the benefit of the holders of all or any series of Debt Securities; (viii) to establish the form or terms of any series of Debt Securities, including the provisions and procedures relating to Debt Securities convertible into Common Stock or Preferred Stock; (ix) to provide for the acceptance of appointment by a successor Trustee with respect to the Debt Securities of one or more series and to facilitate the administration of the trusts under the Indenture by more than one Trustee; or (x) to facilitate the defeasance and discharge of any series of Debt Securities, provided that any such action shall not adversely affect in any material respect the interests of the holders of the Debt Securities of such series or any other series of Debt Securities.

SUBORDINATION

         The terms and conditions if any, upon which Subordinated Debt Securities of a series are subordinated to Debt Securities of other series or to other indebtedness of the Company will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to such Subordinated Securities, the restrictions on payments to the holders of such Subordinated Debt Securities while a default with respect to such senior indebtedness is continuing, the restrictions, if any, on payments to the holders of such Subordinated Debt Securities following an Event of Default, and provisions requiring holders of such Subordinated Debt Securities to remit certain payments to holders of senior indebtedness.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

         Under the Indentures, the Company may be permitted to discharge certain obligations to holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

         Each Indenture relating to Debt Securities will provide that, under certain circumstances, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities, except for (i) the rights of holders of outstanding Debt Securities to receive payments in respect of the principal of, premium, if any, and interest on such Debt Securities when such payments are due from the trust referred to below,
(ii) the Company's obligations with respect to the Debt Securities concerning issuing temporary Debt Securities, registration of Debt Securities, mutilated, destroyed, lost or stolen Debt Securities and the maintenance of an office or agency for payment and to hold money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith, and (iv) the legal defeasance provisions of the Indenture, ("defeasance") or (b) to be released from its obligations with respect to certain covenants in the Indenture, and thereafter any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or non-callable Government Securities (as defined below), or a combination thereof, as will be sufficient, in the opinion of a nationally-recognized firm of independent public accountants, to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

         Such a trust may be established only if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in each Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture.

         "Government Securities" means securities which are direct obligations of, or obligations guaranteed by, the United States for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

         The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications of the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

          The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock and/or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

         To protect the Company's status as a REIT, the Company may refuse to effect a conversion of the Debt Securities if, as a result of such conversion, any person would beneficially own, either directly or indirectly, more than the permissible amount of the Company's outstanding capital stock. See "Description of Capital Stock - Restrictions on Ownership and Transfer."

GLOBAL SECURITIES

         The Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The Company's Articles of Incorporation provide that the Company may issue up to 225,000,000 shares of capital stock, consisting of 200,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock.

         The following description of the Common Stock and the Preferred Stock is in all respects qualified in its entirety by reference to the applicable provisions of Virginia law, the Articles of Incorporation and Bylaws of the Company, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and, in the case of Preferred Stock, applicable articles of amendment relating to any offering of Preferred Stock ("Articles of Amendment"). If Preferred Stock is to be issued, a description of the terms of such Preferred Stock (as well as the form of Preferred Stock certificate) will be filed by the Company as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

COMMON STOCK

         All shares of Common Stock issued will be duly authorized, fully paid and nonassessable and will have no preemptive rights. Subject to the preferential rights of any other shares or series of shares of capital stock, holders of Common Stock are entitled to receive dividends if and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

         Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of capital stock, the holders of Common Stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means in all elections of directors, each holder of Common Stock has the right to cast one vote for each share of stock for each candidate.

         The transfer agent and registrar for the Common Stock is The Bank of New York.

PREFERRED STOCK

         Terms. Subject to the limitations prescribed by the Articles of Incorporation, the Board of Directors of the Company is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors of the Company. The Preferred Stock will, when issued, be duly authorized and fully paid and nonassessable by the Company and will have no preemptive rights.

         Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

    (1)  the title and stated value of such Preferred Stock;

    (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof, or type of payment (in cash or in-kind), applicable to such Preferred Stock;

    (4) the date from which dividends on such Preferred Stock shall accumulate, if applicable;

    (5) the procedures for any auction and remarketing, if any, for such Preferred Stock;

    (6)  the provision for a sinking fund, if any, for such Preferred Stock;

    (7)  the provision for redemption, if applicable, of such Preferred Stock;

    (8)  any listing of such Preferred Stock on any securities exchange;

    (9) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

    (10) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

    (11) a discussion of federal income tax considerations applicable to such Preferred Stock;

    (12) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (13) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

    (14) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT. See "- Restrictions on Ownership and Transfer" below.

         The issuance of Preferred Stock could adversely affect the voting power, dividend rights and other rights of holders of Common Stock. Although the Board of Directors of the Company has no such intention at the present time, it could establish a series of Preferred Stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the holders thereof. Management believes that the availability of Preferred Stock provides the Company with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

         Rank. Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

         Dividends. Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash or in-kind dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

         Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

         If Preferred Stock of any series is outstanding, full dividends will not be declared or paid or set apart for payment on the Preferred Stock of any other series ranking, as to dividends, on a parity with the Preferred Stock of such series, and no dividends will be declared or paid or set apart for payment on the Preferred Stock of any other series ranking, as to dividends, junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. The interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

         Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

         Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

         Redemption. If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

         The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

         Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed (unless all outstanding Preferred Stock of such series are simultaneously redeemed) or directly or indirectly purchased or acquired (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on comparable terms to holders of all outstanding Preferred Stock of such series.

         If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Board of Directors of the Company.

         Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and
(vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, such Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Any moneys so deposited which remain unclaimed by the holders of the Preferred Stock at the end of two years after the redemption date will be returned by such bank or trust company to the Company.

         Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

         Voting Rights. Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

         Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Articles of Incorporation or the Articles of Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (each, an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock; and provided further that (x) any increase in the amount of the authorized Common Stock or Preferred Stock or the authorization, creation or issuance of any other series of Preferred Stock or any other class or series of capital stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock or any other class or series of capital stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

         Conversion Rights. The terms and conditions, if any, upon which any series of Preferred Stock are convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

         Global Securities. The Preferred Stock of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Preferred Stock will be described in the applicable Prospectus Supplement relating to such series.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

         For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of capital stock. Specifically, not more than 50% in value of the Company's outstanding capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Articles of Incorporation contain certain restrictions on ownership and transfer of the Company's capital stock to assist the Company in meeting this requirement. Specifically, the Articles of Incorporation provide, subject to certain exceptions and waivers described below, that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.1% (or, with respect to Ocwen Financial, 13%) of the number of outstanding shares of Common Stock, or (ii) 9.9% of the number of outstanding shares of any series of Preferred Stock (collectively, the "Ownership Limitation").

         Subject to certain exceptions described below, any purported transfer of shares of Common Stock or Preferred Stock that would (i) result in any person owning, directly or indirectly, shares of Common Stock or Preferred Stock in excess of the Ownership Limitation, (ii) result in the shares of Common Stock and Preferred Stock, collectively, being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code or (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of Section 856(d)(2)(B) of the Code, will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Trust") effective on the day before the purported transfer of such shares of Common Stock or Preferred Stock. The record holder of the shares of Common Stock or Preferred Stock that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of shares of Common Stock or Preferred Stock to the Company for registration in the name of the Trust. The trustee of the Trust (the "Trustee") will be designated by the Company, but



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will not be affiliated with the Company. The beneficiary of the Trust (the
"Beneficiary") will be one or more charitable organizations that are named by the Company.

         Shares-in-Trust will remain issued and outstanding shares of Common Stock or Preferred Stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Trustee will vote all Shares-in-Trust. The Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Trust.

         The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Trustee the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and
(ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Prohibited Owner generally will receive from the Trustee the lesser of (i) the price per share such Prohibited Owner paid for the shares of Common Stock or Preferred Stock that were designated as Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) or (ii) the price per share received by the Trustee from the sale of such Shares-in-Trust. Any amounts received by the Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

         The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of ninety days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust or (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

         "Market Price" on any date shall mean the average of the Closing Price (as defined below) for the five consecutive Trading Days (as defined below) ending on such date. The "Closing Price" on any date shall mean the average of the high bid and low asked prices in the over-the-counter market, as reported by the NYSE, or if the Common Stock and/or the Preferred Stock, as applicable, is not listed on the NYSE or another exchange or automated quotations system, the "Closing Price" on any date shall mean the average of the closing bid and asked prices furnished by a professional market maker making a market in such stock selected by the Board of Directors of the Company. "Trading Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         Any person who acquires or attempts to acquire shares of Common Stock or Preferred Stock in violation of the foregoing restrictions, or any person who owned shares of Common Stock or Preferred Stock that were transferred to a Trust, will be required (i) to give immediately written notice to the Company of such event and (ii) to provide to the Company such other information as it may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

         All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding shares of Common Stock and Preferred Stock must, within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating the name and address of such direct or indirect owner, the number of shares of Common Stock and Preferred Stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation.

         The Ownership Limitation generally will not apply to the acquisition of shares of Common Stock or Preferred Stock by an underwriter that participates in a public offering of such shares. In addition, the Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel and upon such other conditions as the Board of Directors may direct, may exempt a person from the Ownership Limitation under certain circumstances. The foregoing restrictions will not be removed until (A)(i) such restrictions are no longer required in order to qualify as a REIT, and (ii) the Board of Directors determines that it is no longer in the best interest of the Company to retain such restrictions; or (B)(i) the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT and (ii) there is an affirmative vote of two-thirds of the number of shares of Common Stock and Preferred Stock entitled to vote on such matter at a regular or special meeting of the stockholders of the Company.

         Pursuant to an amendment adopted in May 1998, the Articles of Incorporation provide that nothing contained therein shall prohibit the settlement of any transaction entered into through the facilities of any national securities exchange registered under the Exchange Act or of the national market system of a national securities association registered under the Exchange Act, while maintaining the authority of the Board of Directors of the Company to take all action necessary to maintain the Company's status as a REIT for federal income tax purposes.

         All certificates representing shares of Common Stock or Preferred Stock will bear a legend referring to the restrictions described above.

         The Ownership Limitation could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock might receive a premium for their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

                            DESCRIPTION OF WARRANTS

GENERAL

         The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any Debt Securities, Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities, Preferred Stock or Common Stock. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Warrants or beneficial owners of Warrants. If Warrants are to be issued, a copy of the form of Warrant Agreement will be filed by the Company as an exhibit to a Current Report on Form 8-K and incorporated herein by reference. The following summary of certain provisions of the form of Warrant Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the applicable Warrant Agreement.

TERMS

         If Warrants are offered, the related Prospectus Supplement will describe the Warrant Agreement and the terms of the Warrants, including the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the currencies in which the price or prices of such Warrants may be payable;
(v) the designation, amount and terms of the Preferred Stock and/or Common Stock purchasable upon exercise of such Warrants; (vi) the designation and terms of the Debt Securities, Preferred Stock and/or Common Stock, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security; (vii) if applicable, the date on and after which such Warrants and the Preferred Stock and/or Common Stock purchasable upon exercise of such Warrants will be separately transferable; (viii) the price or prices at which and the currency or currencies in which the Preferred Stock and/or Common Stock purchasable upon exercise of such Warrants may be purchased; (ix) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (x) the minimum and maximum amount of such Warrants which may be exercised at any one time; (xi) information with respect to book-entry procedures, if any; (xii) a discussion of certain United States federal income tax considerations; and (xiii) any other material terms of such Warrants, including terms, procedures and limitations relating to exchange or exercise of such Warrants.


EXERCISE

         Prior to the exercise of any Warrants to purchase Preferred Stock and/or Common Stock, holders of such Warrants will not have any of the rights of holders of Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise, or to exercise any applicable right to vote.

         Each Warrant will entitle the holder to purchase Preferred Stock and/or Common Stock at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Warrants. Warrants may be exercised at any time up to the time on the expiration date set forth in the Prospectus Supplement relating to such Warrants. After the close of business on the expiration date (or such later date to which such expiration date may be extended by the Company), unexercised Warrants will become void.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

         As discussed under "Description of Capital Stock - Restrictions on Ownership and Transfer," the Articles of Incorporation contain restrictions on the ownership and transfer of the Company's capital stock in order to assist the Company in qualifying as a REIT under the Code. An individual or entity that owns Warrants to acquire Common Stock and/or Preferred Stock may be deemed to own such Common Stock or Preferred Stock for purposes of meeting the Ownership Limitation. Therefore, the terms of any Warrant Agreement entered into in connection with the issuance of Warrants may contain certain provisions restricting the ownership and transfer of the Warrants. The applicable Prospectus Supplement will specify any additional ownership limitation relating to the Warrants.

                     CERTAIN PROVISIONS OF VIRGINIA LAW AND
                      OF THE COMPANY'S ARTICLES AND BYLAWS

         The following summary of certain provisions of Virginia law and of the Articles of Incorporation and Bylaws of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Virginia law and the Articles of Incorporation and Bylaws of the Company.

BOARD OF DIRECTORS

         The Bylaws provide that the number of Directors of the Company may be established by the Board of Directors but may not be fewer than one nor more than nine, and that the size of the Board of Directors may not be increased beyond nine except by a vote of 80% of the directors. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining Directors, except that a vacancy resulting from an increase in the number of Directors must be filled by a majority of the entire Board of Directors.

         The Articles of Incorporation of the Company provide that, except in the case of an unfilled vacancy, a majority of the Board of Directors must be Independent Directors. The Articles of Incorporation define "Independent Director" as a director who within the last two years has not directly or indirectly (i) owned an interest in the Manager or any of its "affiliates" (as defined in the Articles of Incorporation), (ii) been employed by the Manager or any of its "affiliates," (iii) been an officer or director of the Manager or any of its "affiliates," (iv) performed services for the Manager or (v) had any "material business or professional relationship" with the Manager or any of its "affiliates."

         The Company's Bylaws also provide that a Director may be removed with or without cause with the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of Directors. This provision, when coupled with the provisions of the Bylaws authorizing the Board of Directors to fill vacant directorships, as a practical matter precludes the Company's shareholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

AMENDMENT

         The Articles of Incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (and majority of the outstanding shares of Preferred Stock, if any, to the extent that such amendment would materially adversely affect the holders of the Preferred Stock), with the shareholders voting as a class with one vote per share; provided, that the Articles of Incorporation provision relating to the Company's election to be taxed as a REIT shall not be amended, altered, changed or repealed without the affirmative vote of holders of two-thirds of the outstanding shares of Common Stock and any other shares of capital stock entitled to vote generally in the election of directors voting as a class, and the Articles of Incorporation provisions relating to the Board of Directors shall not be amended, altered, changed or repealed without the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock and any other shares of capital stock entitled to vote generally in the election of directors voting as a class. The Company's Bylaws may be amended by the Board of Directors or by vote of the holders of a majority of the outstanding shares of Common Stock, provided that provisions with respect to removal of directors, quorum requirements and approval of certain matters by a majority of the Directors cannot be amended without the affirmative vote of 80% of the members of the entire Board of Directors including a majority of the Independent Directors, or the holders of two-thirds of the outstanding shares of Common Stock and any other class of shares of capital stock entitled to vote generally in the election of directors.

BUSINESS COMBINATIONS

         The Virginia Stock Corporation Act contains provisions restricting "Affiliated Transactions." These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation having more than 300 Stockholders of record and any holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by the holders of at least two-thirds of the remaining voting shares. Affiliated Transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any reclassification, including a reverse stock split, a recapitalization or a merger of the corporation with its subsidiaries that increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.

         For three years following the time that an Interested Shareholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and majority approval of the "Disinterested Directors." A Disinterested Director, for this purpose, means, with respect to a particular Interested Shareholder, a member of the Company's Board of Directors who was (i) a member on the date on which an Interested Shareholder became an Interested Shareholder and (ii) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board. At the expiration of the three-year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the Interested Shareholder must pay the stockholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

         None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Stockholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Virginia corporation's Disinterested Directors.

         These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation can adopt an amendment to its Articles of Incorporation or Bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Company has not "opted out" of the Affiliated Transactions provisions.

CONTROL SHARE ACQUISITIONS

         The Virginia Stock Corporation Act also contains provisions regulating certain "Control Share Acquisitions," which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee Director of the corporation, or (ii) the Articles of Incorporation or Bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the stockholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations. Under Virginia law, a corporation may "opt out" of the Control Share Acquisitions provisions in its Articles of Incorporation or Bylaws. The Company has not "opted out" of the Control Share Acquisitions provisions.

OPERATIONS

         The Company is generally prohibited from engaging in certain activities and acquiring or holding property or engaging in any activity that would cause the Company to fail to qualify as a REIT.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

         The Bylaws of the Company provide (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by such stockholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of stockholders, nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of meeting, (ii) by the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

                        OPERATING PARTNERSHIP AGREEMENT

         The following summary of the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Operating Partnership Agreement"), including the description of certain provisions set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Operating Partnership Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

         Pursuant to the Operating Partnership Agreement, the General Partner, as the sole general partner of the Operating Partnership, has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership. The limited partners of the Operating Partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, the Operating Partnership, except as required by applicable law. Consequently, the Company, by virtue of its ownership of the General Partner, controls the assets and business of the Operating Partnership. However, the Operating Partnership Agreement provides that any amendment to the Operating Partnership Agreement that would (i) affect the Redemption Rights (as defined below), (ii) adversely affect the limited partners' rights to receive cash distributions, (iii) alter the Operating Partnership's allocations of income or loss or (iv) impose on the limited partners any obligations to make additional contributions to the capital of the Operating Partnership, will require the consent of limited partners (other than the Company) holding more than 50% of the partnership interests ("Units") held by such partners (other than the Company).

GENERAL PARTNER NOT TO WITHDRAW

         Pursuant to the Operating Partnership Agreement, the General Partner is not able to voluntarily withdraw from the Operating Partnership or transfer or assign its interest in the Operating Partnership unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised the Redemption Rights immediately prior to such transaction, or unless the successor to the General Partner contributes substantially all of its assets to the Operating Partnership in return for an interest in the Operating Partnership.

CAPITAL CONTRIBUTIONS

         On May 19, 1997, the Company completed the Initial Public Offering of its Common Stock, which resulted in net proceeds of $283.7 million. The Company incorporated and capitalized two qualified REIT subsidiaries, the General Partner and the Original Limited Partner which, in turn, organized and capitalized the Operating Partnership. The Company, through the General Partner and the Original Limited Partner, contributed all of the net proceeds from the Initial Public Offering to the Operating Partnership. The General Partner and Original Limited Partner initially had a 1% and a 99% ownership interest in the Operating Partnership, respectively.

         In December 1997, the Company repurchased 160,000 shares of Common Stock from IMIHC at the weighted average price of the Common Stock on the day of the repurchase. IMIHC immediately acquired 160,000 Units in the Operating Partnership, representing a 0.8% ownership interest. The shares were repurchased in order to comply with the stock ownership restrictions imposed on REITs. The shares redeemed by the Company are reflected as treasury stock in the Company's consolidated financial statements, whereas the Units acquired by IMIHC gave rise to a minority interest in the Operating Partnership. In February and May 1998, IMIHC made additional contributions of capital to the Operating Partnership, which increased its minority interest therein to 8.7% as of June 30, 1998.

         In July 1998, the Company contributed the net proceeds of an offering of $150 million principal amount of 11 1/2% Senior Notes due 2005 to the Operating Partnership through the purchase of an unsecured, unsubordinated note due 2005.

         The Operating Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowing or capital contributions, the General Partner may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the General Partner's borrowing of such funds. Moreover, the General Partner is authorized to cause the Operating Partnership to issue partnership interests for less than fair market value if the Company (i) has concluded in good faith that such issuance is in the best interests of the Company and the Operating Partnership and (ii) the General Partner makes a capital contribution in an amount equal to the proceeds of such issuance. Under the Operating Partnership Agreement, each of the General Partner and the Original Limited Partner is obligated to contribute the net proceeds of any future offering of capital stock by the Company as additional capital to the Operating Partnership in exchange for an additional partnership interest. Upon such contribution, the General Partner's and the Original Limited Partner's percentage interests in the Operating

Partnership would be increased on a proportionate basis based upon the amount of such additional capital contributions. The percentage interests of the limited partners (other than the Original Limited Partner) would be decreased on a proportionate basis in the event of additional capital contributions by the General Partner and the Original Limited Partner. In addition, if the General Partner and the Original Limited Partner were to contribute additional capital to the Operating Partnership, the General Partner would revalue the property of the Operating Partnership to its fair market value (as determined by the General Partner) and the capital accounts of the partners would be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the Operating Partnership Agreement as if there were a taxable disposition of such property for such fair market value on the date of the revaluation.

REDEMPTION RIGHTS

         Pursuant to the Operating Partnership Agreement, a limited partner (other than the Original Limited Partner) has the right (the "Redemption Rights") to cause the Operating Partnership to redeem the limited partner's Units for cash or, at the election of the General Partner, shares of Common Stock on a one-for-one basis, provided that such Units have been outstanding for at least one year. A limited partner may not exercise Redemption Rights for less than 1,000 Units or, if the limited partner holds less than 1,000 Units, all of the Units held by the limited partner. The redemption price for Units will be paid in cash or Common Stock in the discretion of the Company. The redemption price will be paid in cash in the event that the issuance of shares of Common Stock to the redeeming limited partner would (i) result in any person owning, directly or indirectly, shares of Common Stock in excess of the Ownership Limitation, (ii) result in shares of capital stock of the Company being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Operating Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code or (v) cause the acquisition of shares of Common Stock by such redeeming limited partner to be "integrated" with any other distribution of shares of Common Stock for purposes of complying with the Securities Act.

         The Manager holds options to acquire 1,912,500 shares of Common Stock (or, at the option of the Company, Units), at an exercise price equal to the initial public offering price of the Common Stock of $16 per share. One quarter of these options vest and become exercisable on each of the first four anniversaries of May 19, 1997, the closing date of the Initial Public Offering. Such options terminate on May 19, 2007. Upon an acquisition of Units, the Manager may exercise its Redemption Rights in accordance with the terms of the Operating Partnership Agreement.

         If the Company decides to securitize some or all of its Mortgage Loans (or to resecuritize some or all of its MBS) through the issuance of non-REMIC collaterized mortgage obligations with multiple maturities ("CMOs"), it is anticipated that the Mortgage Loans will be distributed, through the General Partner and the Original Limited Partner, to the Company in order to prevent the Mortgage Loans from being treated as a taxable mortgage pool for federal income tax purposes upon the issuance of the CMOs. Accordingly, the General Partner and the Original Limited Partner have the right to redeem a portion of their partnership interests in the Operating Partnership in exchange for Mortgage Loans to the extent necessary to facilitate such a securitization transaction. The portion of the General Partner's or the Original Limited Partner's partnership interest that is redeemed will be based on the fair market value of the Mortgage Loans distributed, as determined by the General Partner, but subject to review by the Independent Directors to ensure compliance with the guidelines established by them for the Company's investments, borrowings and operations.

OPERATIONS

         The Operating Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT for federal tax purposes, to avoid any federal income or excise tax liability imposed by the Code and to ensure that the Operating Partnership will not be classified as a "publicly traded partnership" for purposes of Section 7704 of the Code.

         In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, the Operating Partnership will pay all administrative costs and expenses of the Company and the General Partner (collectively, the "Company Expenses") and the Company Expenses are treated as expenses of the Operating Partnership. The Company Expenses generally include
(i) all expenses relating to the formation and continuity of existence of the Company and the General Partner, (ii) all expenses relating to the public offering and registration of securities by the Company, (iii) all expenses associated with the preparation and filing of any periodic reports by the Company under federal, state or local laws or regulations, (iv) all expenses associated with compliance by the Company and the General Partner with laws, rules and regulations promulgated by any regulatory body and (v) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business on behalf of the Operating Partnership.

DISTRIBUTIONS

         The Operating Partnership Agreement provides that the Operating Partnership shall distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Operating Partnership's property in connection with the liquidation of the Operating Partnership) on a quarterly (or, at the election of the General Partner, more frequent) basis, in amounts determined by the General Partner in its sole discretion, to the partners in accordance with their respective percentage interests in the Operating Partnership. Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including any partner loans, it is anticipated that any remaining assets of the Operating Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If the General Partner has a negative balance in its capital account following a liquidation of the Operating Partnership, it will be obligated to contribute cash to the Operating Partnership equal to the negative balance in its capital account.

ALLOCATIONS

         Income, gain and loss of the Operating Partnership for each fiscal year generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, subject to compliance with the provisions of Code Sections 704(b) and 704(c) and regulations of the U.S. Treasury promulgated thereunder.

TERM

         The Operating Partnership shall continue until December 31, 2050, or until sooner terminated as provided in the Operating Partnership Agreement or by operation of law.

TAX MATTERS

         Pursuant to the Operating Partnership Agreement, the General Partner is the tax matters partner of the Operating Partnership and, as such, has authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of certain United States federal income tax considerations to the Company is based on current law, is for general information only and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific Securities acquired by such holder, as well as such holder's particular situation, and this discussion does not attempt to address any aspects of United States federal income taxation relating to holders of Securities. Certain United States federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.

         This discussion does not consider specific facts and circumstances that may be relevant to a particular holder's tax position, and does not consider U.S. state and local or non-U.S. tax consequences. Furthermore, the following discussion is based on provisions of the Code and administrative and judicial interpretations, all of which are subject to change, possibly on a retroactive basis.

         EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

         The Company believes that it has been organized and qualified, and intends to continue to qualify, as a REIT under the Code. Qualification for treatment as a REIT requires the Company to meet certain criteria, including certain requirements regarding the nature of its ownership, assets, income and distributions of taxable income. A REIT generally is not subject to federal income tax on that portion of its ordinary income or capital gains that is distributed currently to shareholders. The Company has distributed and intends to continue to distribute substantially all of its taxable income to shareholders and to meet distribution requirements to continue to qualify for the reduction of its taxable income by that portion of its income and gains that is distributed to its stockholders. The Company generally will be subject to federal income tax at normal corporate rates on its undistributed income and to a 4% excise tax under the Code on the amount, if any, by which the sum of 85% of its ordinary income (including accrued but unpaid interest income) and 95% of any net capital gain exceeds the amount actually distributed to its shareholders during the year (or declared as a dividend during October, November or December of a calendar year, if distributed during the following January as ordinary income dividends). Accrued income for the last month of each quarter is generally received within 30 days after the end of the quarter. The Company is not aware of any present circumstances that would cause it to fail to qualify as a REIT, nor does it anticipate any such circumstances in the reasonably foreseeable future. If the Internal Revenue Service successfully challenged the tax status of the Company as a REIT, the Company's earnings (whether distributed or not) would become subject to federal income tax (including any applicable minimum tax) at regular corporate rates.

         To assist in maintaining the Company's qualification as a REIT under the Code, the Company's Articles of Incorporation contain restrictions on the ownership and transfer of its capital stock. See "Description of Capital Stock
- Restrictions on Ownership and Transfer."

                              PLAN OF DISTRIBUTION

         The Company may sell Securities to or through one or more underwriters, and also may sell Securities directly to other purchasers or through agents. The distribution of the Securities may be effected from time to time in one or more transactions, at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If underwriters are used in the sale of Securities, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions. If the Securities are sold through one or more agents, as designated by the Company from time to time, any such agent will be acting on a best efforts basis for the period of its appointment.

         In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters (which may be all or a portion of the discount to be received by such underwriter from the Company) and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company, and any profit on the resale of Securities they realize, may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the related Prospectus Supplement.

         Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock, which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement are expected to be listed on such exchange, subject to official notice of issuance. The Company may elect to list any series of Debt Securities, Preferred Stock or Warrants on a securities exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for any Securities, other than the Common Stock.

         Under agreements the Company may enter into, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business. In connection with any particular issue of Debt Securities, the Company may enter into hedging transactions with an underwriter, dealer or agent participating in such transaction or an affiliate thereof.

         If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL MATTERS

         Certain matters relating to the validity of the Securities will be passed upon for the Company by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

                                    EXPERTS

         The financial statements of the Company as of December 31, 1997 and for the period from May 14, 1997 to December 31, 1997, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the Statement of Revenue and Certain Expenses for the 225 Bush Street Property for the year ended December 31, 1997, incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K/A, filed on June 12, 1998, and the Statements of Revenue and Certain Expenses for: (i) the 841 Prudential Drive Property for the year ended December 31, 1997; (ii) the 450 Sansome Street Property for the year ended December 31, 1996; (iii) the Cortez Plaza Property for the year ended December 31, 1997; and
(iv) the Bayers Road Shopping Centre Property for the year ended December 31, 1997, incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K/A, filed on September 15, 1998, have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

================================================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT DEBT SECURITIES, PREFERRED STOCK, AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                     -----






                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Available Information...................................................
Incorporation of Certain
   Documents by Reference...............................................
The Company.............................................................
Risk Factors............................................................
Use of Proceeds.........................................................
Ratio of Earnings to Fixed Charges......................................
Description of Debt Securities..........................................
Description of Capital Stock............................................
Description of Warrants.................................................
Certain Provisions of Virginia Law and of the
   Company's Articles and Bylaws........................................
Operating Partnership Agreement.........................................
Certain Federal Income Tax
   Considerations.......................................................
Plan of Distribution....................................................
Legal Matters...........................................................
Experts.................................................................


================================================================================



================================================================================







                         OCWEN ASSET INVESTMENT CORP.


                                 $250,000,000

                       DEBT SECURITIES, PREFERRED STOCK,
                           COMMON STOCK AND WARRANTS















                                   ----------

                                   PROSPECTUS

                                   ----------









                             ____________ ___, 1998















===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee                                     $73,750
New York Stock Exchange listing fee                        *
Printing and engraving expenses                            *
Transfer agent and registrar fees                          *
Trustee fees                                               *
Legal fees and expenses                                    *
Accounting fees and expenses                               *
Miscellaneous expenses                                     *
                                                         -------
     Total                                               $ *
                                                         =======


-----------------

*        To be filed by amendment.



ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Restated and Amended Articles of Incorporation of the Registrant contain a provision which, subject to certain exceptions described below, eliminates the liability of a Director or officer to the Registrant or its shareholders for monetary damages for any breach of duty as a Director or officer. This provision does not eliminate such liability to the extent that it is proved that the Director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

         The Registrant's Restated and Amended Articles of Incorporation also require the Registrant to indemnify any Director or officer who is or was a party to a proceeding, including a proceeding by or in the right of the Registrant, by reason of the fact that he or she is or was a Director or officer or is or was serving at the request of the Registrant as a Director, officer, employee or agent of another entity provided that the Board of Directors determines that the conduct in question was in the best interest of the Registrant and such person was acting on behalf of the Registrant. A Director or officer of the Registrant is entitled to be indemnified against all liabilities and expenses incurred by the Director or officer in the proceeding, except such liabilities and expenses as are incurred (i) if such person is an Independent Director or officer, because of his or her gross negligence, willful misconduct or knowing violation of the criminal law or (ii) in the case of the Director other than the Independent Directors, because of his or her negligence or misconduct. Unless a determination has been made that indemnification is not permissible, a Director or officer also is entitled to have the Registrant make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the Director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. Such advance shall be permissible when the proceeding has been initiated by a shareholder of the Registrant only if such advance is approved by the court of competent jurisdiction. The Board of Directors of the Registrant also has the authority to extend to any person who is an employee or agent of the Registrant, or who is or was serving at the request of the Registrant as a Director, officer, employee or agent of another entity, the same indemnification rights held by Directors and officers, subject to all of the accompanying conditions and obligations.

         The Virginia Stock Corporation Act (the "Virginia Act") permits indemnification of the Registrant's Directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. Under Section

13.1-697 of the Virginia Act, a Virginia corporation generally may indemnify its officers and Directors in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Virginia Act also permits a corporation to require indemnification of officers and Directors with respect to any action except in the case of willful misconduct or knowing violation of the criminal law. In addition, the Virginia Act limits the damages that may be assessed against a Director or officer of the Registrant in a shareholder or derivative proceeding to the greater of (a) $100,000 or (b) the amount of cash compensation received by him from the Registrant in the twelve months immediately preceding the act or omission giving rise to liability. This limit on liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or of federal or state securities laws.

         The Registrant carries an insurance policy providing directors' and officers' liability insurance for any liability its Directors or officers or the Directors or officers of any of its subsidiaries may incur in their capacities as such.

         The Registrant will indemnify Ocwen Capital Corporation, a Florida corporation (the "Manager"), and its officers and directors from any action or claim brought or asserted by any party by reason of any allegation that the Manager for one or more of its officers or directors is otherwise accountable or liable for the debts or obligations of the Registrant or its affiliates. In addition, the Manager and its officers and Directors will not be liable to the Registrant, and the Registrant will indemnify the Manager and its officers and Directors for acts performed pursuant to the management agreement between the Registrant and the Manager, except for claims arising from acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement.

ITEM 16. EXHIBITS.

         The exhibits filed as a part of this Registration Statement are as follows:


     Exhibit No.                      Exhibit                                                   Location
     -----------                      -------                                                   --------
        1.1       Form of Underwriting Agreement for Common Stock or Preferred Stock               (1)

        1.2       Form of Underwriting Agreement for Debt Securities                               (1)

        3.1       Amended and Restated Articles of Incorporation of the Company                    (2)

        3.2       Amendment to the Amended and Restated Articles of Incorporation of the           (3)
                  Company
        3.3       Bylaws of the Company                                                            (2)

        4.1       Specimen Common Stock certificate                                                (2)

        4.2       Specimen Preferred Stock certificate                                             (1)

        4.3       Form of Articles of Amendment with respect to Preferred Stock                    (1)

        4.4       Form of Indenture for Debt Securities                                             *

        4.5       Form of Debt Securities                                                          (1)

        4.6       Form of Indenture between the Company and Norwest Bank Minnesota,                (4)
                  National Association, as trustee thereunder, for the Company's 11 1/2%
                  Senior Notes due 2005

        4.7       Form of the Company's 11 1/2% Senior Notes due 2005 (attached as Exhibit         (4)
                  A to the Indenture included as Exhibit 4.6)

        4.8       Form of Warrant Agreement, including form of specimen warrant                    (1)
                  certificate

          5       Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of
                  Securities being registered

          8       Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding federal               (1)
                  income tax consequences

       10.1       Third Amended and Restated Agreement of Limited Partnership of Ocwen             (5)
                  Partnership, L.P.

       10.2       Management Agreement between the Company and the Manager                         (5)

         12       Computation of ratio of earnings to fixed charges 23.1
                  Consent of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality opinion (contained in the opinion included as Exhibit 5)
       23.2       Consent of Elias, Matz, Tiernan & Herrick L.L.P. regarding tax opinion           (1)

       23.3       Consent of PricewaterhouseCoopers LLP

         24       Powers of Attorney (included in the signature page to this Registration           --
                  Statement)


     Exhibit No.                     Exhibit                                                       Location
     -----------                     -------                                                       --------
       25.1       Statement of Eligibility of Trustee on Form T-1                                  (1)
       25.2       Statement of Eligibility of Trustee on Form T-2                                  (1)
       99.1       Investment Guidelines                                                            (6)

-------------------

     *        To be filed by amendment.

     (1) To be filed by amendment or incorporated by reference in connection with the offering of Securities.

     (2) Incorporated by reference to the Company's Registration Statement on Form S-11 (File No. 333-21965) filed with the Commission on February 18, 1997, as amended.

     (3) Incorporated by reference to the definitive Proxy Statement filed with the Commission on April 15, 1998.

     (4) Incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on July 16, 1998.

     (5) Incorporated by reference to the Quarterly Report on Form 10-filed on May 15, 1998.

     (6) Incorporated by reference to the Quarterly Report on Form 10-Q filed on August 14, 1998.

ITEM 17. UNDERTAKINGS

     (a)      The undersigned Registrant hereby undertakes as follows:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in th registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a) (1) (i) and (a) (1)
         (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (d)   The undersigned Registrant hereby undertakes that:

         (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

         (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "TIA") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the TIA.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida on the 21st day of September 1998.


OCWEN ASSET INVESTMENT CORP.



By:  /s/ William C. Erbey
     ------------------------------------
     William C. Erbey
     Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of Ocwen Asset Investment Corp. whose signature appears below hereby appoints William C. Erbey and Christine A. Reich, and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-3, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as directors and/or officers to enable Ocwen Asset Investment Corp. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.




/s/ William C. Erbey                                  Date:  September 21,  1998
------------------------------------
William C. Erbey
Chairman and Chief Executive Officer
(principal executive officer)




/s/ Christine A. Reich                                Date:  September 21,  1998
------------------------------------
Christine A. Reich
Director and Vice Chairman




/s/ Benjamin W. Navarro                               Date:  September 21,  1998
------------------------------------
Benjamin W. Navarro
Director

/s/ Timothy J. Riddiough                              Date:  September 21,  1998
------------------------------------
Timothy J. Riddiough
Director



/s/ Peter M. Small                                    Date:  September 21,  1998
------------------------------------
Peter M. Small
Director



/s/ Mark S. Zeidman                                   Date:  September 21,  1998
------------------------------------
Mark S. Zeidman
Senior Vice President and Chief
  Financial Officer (principal
  financial and accounting officer)